EX-23
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the inclusion of our Auditors' Report, dated March 5, 2014, on the financial statements of Indoor Harvest Corp. for the years ended December 31, 2013 and 2012, and for the cumulative amount for the period from inception (November 23, 2011) to December 31, 2013 in the Company's Report on Form S-1. We also consent to being named experts on page 20 of the Form S-1.
LL Bradford & Co., LLC /S/ LL Bradford & Co., LLC Sugar Land, Texas October 17, 2014